Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of AMC Networks Inc. (“AMC Networks”) hereby certifies, to such officer’s knowledge, that AMC Networks’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of AMC Networks.

Date:	May 9, 2013	By:	/s/ Joshua W. Sapan
Joshua W. Sapan
President and Chief Executive Officer

Date:	May 9, 2013	By:	/s/ Sean S. Sullivan
Sean S. Sullivan
Executive Vice President and Chief Financial Officer